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                                                              [EXHIBIT (g)(6)]


   THE COURT: Please be seated, everybody. Again it seems to me that it is important that I decide these issues very promptly, so whatever litigants may feel that they may have some appellate rights and an immediate application for an appeal might be taken, and conceivably some further relief could be obtained before the deadline date which at least at the present time would be 5:00 o'clock on December the 23rd, which is next Monday.

   The plaintiffs have sought to obtain what amounts to a mandatory preliminary injunction to preclude the nonconvening, the postponing or the adjourning of a special meeting of the shareholders of Conrail which has been set and notice has gone out for Monday, December the 23rd at 5:00 p.m., I believe. They seek to prevent any of the defendants, but primarily of course this would be Conrail acting as a corporation, and its board of directors from postponing or not convening or adjourning the special meeting.

   It is clear from the arguments that have been given and it is clear from what is contained in the proxy materials that were sent out and in the notice of the shareholders-special shareholders meeting that the corporation, Conrail, does not intend to have a vote on the proposal until and unless it is assured in its own mind that it has sufficient votes to get an affirmative vote in favor of the proposition.

   The notice that went out for the special meeting, the proposal was and I presume that it will be submitted following resolution, and the notice said that the following resolution be directed that it be submitted to a vote of the shareholders at a special meeting, and that resolution is as follows:

   "An amendment of the articles of incorporation of Conrail is hereby approved and adopted by which upon the effectiveness of such amendment,
Article 10 thereof will be amended to and restated in its entirety as follows:

   'Subchapter E, subchapter G and subchapter H of chapter 25, Pennsylvania Business Corporation Law of 1988 as amended shall not be applicable to the corporation.' "

   In the proxy materials that were sent out among other things it was stated that "under the merger agreement Conrail has agreed not to convene, adjourn or postpone the special meeting without the prior consent of CSX, which consent will not be unreasonably withheld. As a result, it is expected that the special meeting will not be convened if Conrail has not received sufficient proxies to assure approval of the proposal."

   Now, before of course a preliminary injunction may be granted there must be a showing of irreparable, likelihood of success, take into consideration the public interest that is involved in this case. There is of course a continuing issue as to the standing of the plaintiffs Norfolk and Southern Corporation, Atlantic Acquisition Corporation and Kathryn B. McQuade to bring this action and particularly as to this motion before the Court.

   However, there are allegations which I think are not disputed -they may be disputed, I'm not sure of that -that Norfolk and Southern Corporation is a shareholder of Conrail and that Kathryn B. McQuade is a shareholder of Conrail. Of course the major suit was brought on the theory that they were acting in a representative capacity on behalf of the corporation against the board of directors for breaches of fiduciary duties. In this motion, however, it seems to me that they are acting, and the only way I can consider them as being properly before the Court is as shareholders.

   In any event, the other related action -- I always get that one mixed up, too, -- of Peter D. Ferrara, et al. against David Levan and others, Civil Action 96-7350, are shareholders and therefore it seems to me that they would have a proper interest in bringing this particular action.

   Under Pennsylvania law shareholders do have certain rights and if they are aggrieved by action of the corporation under certain conditions they may bring an action for relief.

   Now, as I have stated at the oral argument, it seems to me that no matter what I decide it may not make very much difference in the final outcome. I think everybody agrees that if there is a vote held and
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the vote goes against the proposal, there is nothing to preclude Conrail and the board of directors from proceeding with further elections on the same proposal or calling special meetings for the same proposal which would be a little different than simply adjourning the meeting or postponing the meeting.

   On the other hand, if the meeting goes ahead, if Conrail is satisfied and the vote proceeds and is not postponed, then of course the proposal would be approved.

   The harm as I see it is that it effectively disenfranchises those shareholders who may be opposed to the proposal because it says to them that even though a vote is required, an approval is required, we will not allow the vote to go ahead if there is any -if in our judgment it is likely that the proposal will not be approved.

   So that that as far as I can see makes practically a sham election, except to the extent of course that eventually if there is a vote held -- I say an election, an election to opt out of the subchapter E of Chapter 25 of the business corporation law, that it says to them that it's merely going to be a formality and we're not going to have a vote unless we're assured of it. I do not think that that is a proper way to hold an election or a vote on this particular proposal.

   As to irreparable harm, I think it effectively disenfranchises those shareholders who do not approve or will not approve of the proposal.

   As to the likelihood of success, it seems to me that this goes to the issue whether or not this procedure is proper under Pennsylvania law. Now, neither side has cited any case that to my way of thinking is reasonably analogous to the situation at hand in this case, except for general fundamental principles that when a vote is to be taken it should be a fair and open vote, and that the shareholders should be treated fairly and properly.

   Ordinarily of course a Court should not interfere with the corporate affairs of a corporation absent fraud or some fundamental unfairness. And to me the way this vote is to be held is fundamentally unfair to those who may be opposed to the transaction.

   As I see it, the granting of a preliminary injunction will cause no harm to Conrail. The general argument has been made, well, it may present some sort of bad publicity. I don't see how it could provide any type of bad publicity or even whether that would be a cognizable harm in any event.

   If the injunction is not granted, if the election -- if the meeting is postponed or adjourned because Conrail is not satisfied that it has sufficient votes, then it seems to me that it's going to cause harm to those shareholders who are opposed to the proposal that could not be in any effective way corrected at a later time. If, however, an injunction is granted in this case and it is later held that that should not have been granted, then certainly it would seem that Conrail would have the option of saying, well, absent such an injunction from the Court we would have gone ahead and adjourned or postponed the meeting, and it might be then that any vote that would be taken at the meeting would thereby become a nullity.

   As I see it, therefore, the balance of harms and balance of advantages favor that of the plaintiffs in this particular case.

   Another matter that must be taken into consideration is the matter of public interest. Now, it's a little hard to say what's in the public interest when we're talking about actions taken by private corporations certainly as to all of the parties at interest in this case. The shareholders, Conrail, CSX, Norfolk and Southern, any other persons that have some interest in it. Certainly it would be in the general interest of everyone to know exactly what the view is or the sentiment is among the shareholders of Conrail.

   I have concluded, therefore, that a limited injunction should be granted, and that the defendants should be enjoined from not convening, postponing or adjourning the special meeting set for December 23rd, 1996 to vote on the proposal that has been submitted in the notice to the shareholders which I'll reiter again. "An amendment of the Articles of Incorporation of Conrail is hereby approved and adopted, by which upon the effectiveness of such amendment article 10 thereof will be amended and restated in its entirety as follows:
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   'Subchapter E, subchapter G and subchapter H of Chapter 25 of the
Pennsylvania Business Corporation Law of 1988 as amended shall not be applicable to the corporation, and they will be enjoined from postponing, not convening or adjourning that special meeting by reason of Conrail not having received sufficient proxies to assure approval of the proposal.' "

   And that will be the limit of the injunction. It may well be in fact that there may be other reasons that will arise that would permit an adjournment or a postponement such as some change in the law -- not change in the law, I mean some legal impediment to the proceeding, if there be other offers or something of that sort. All I'm enjoining them from doing is to not proceed because they -- when I say they I'm speaking of Conrail and its officers -- being assured in their own minds that they have sufficient proxies to assure approval of the proposal.

   So an order to that effect will be entered as soon as we can get it typed up.

   Now, as to the question of the bond, I see no need for any bond to be imposed on either party here. For the preliminary injunction bond I can think of no monetary injury or harm that would result to any of the parties by reason of this injunction. If counsel have any thoughts as to any bond, I'll be glad to hear you on that however. I think as a practical matter it would make no difference. All right then, no bond will be required.

   All right, I guess that's all the further we can go then this afternoon. Thank you very much, ladies and gentlemen.

   (Proceedings concluded at 1:05 o'clock p.m.)